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FORM 3
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

     Ec-Assiste Inc. and Victor Cantore
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   (Last)                           (First)              (Middle)

    PLANET411.COM Inc.         440 Rene Levesque West    Suite 401
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                                    (Street)

     Montreal,                        Quebec, Canada
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

      2/25/00
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3.   IRS or Social Security Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     PLANET411.COM INC. (PFOO)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

    Chief Technical Officer of 9066-4871 Quebec Inc., the company's operating subsidiary
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       7. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)

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COMMON STOCK (1)                             3,300,000 shares         D                                  N.A.
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COMMON STOCK (1)                             3,300,000 shares         I                   Through Ec-Assiste Inc.
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

If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative  2. Date Exer-        3. Title and Amount of Underlying  4. Conversion   5. Owner-      11. Nature of
   Security (Instr. 4)     cisable and          Derivative Security                or Exercise     ship            Indirect
                           Expiration Date      (Instr. 4)                         Price of        Form of         Beneficial
                           (Month/Day/                                             Derivative      Deriv-          Ownership
                            Year)                                                  Security        ative           (Instr. 5)
                                                                                                   Security:
                                                                                                   Direct
                                                                                                   (D)or In-
                                                                                                   direct (I)
                                                                                                   (Instr. 5)
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                           Date     Expira-         Title            Amount or
                           Exer-    tion                             Number of
                           cisable  Date                              Shares
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

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
Explanation of Responses:

1. Shares are owned by Ec-Assite Inc. Mr. Cantore is the sole shareowner of Ec-Assiste Inc. Inc.

     Ec-Assiste

     Victor Cantore

     /s/ VICTOR CANTORE                                            March 7, 2000
     ------------------------------------                          -------------
     **Signature of Reporting Person                                        Date
     VICTOR CANTORE, as President
     of Ec-Assiste Inc. and in his own Personal Capacity

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.